Monaker Group, Inc. 8-K

Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made by and between Monaker Group, Inc., a Nevada Corporation (“Monaker”), on the one hand, and RealBiz Media Group, Inc., a Delaware Corporation (“RealBiz”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), on the other hand, and is further joined by NestBuilder.com Corp., a Nevada Corporation (“NestBuilder”), and entered into as of the date of the signature of the last party to sign it (the “Effective Date”).

WHEREAS, prior to November 2016, Monaker owned 44,470,101 issued and outstanding shares of Series A Convertible Preferred stock held in RealBiz (“Preferred Stock”) and 10,559,890 issued and outstanding shares of common stock held in RealBiz (“Common Stock”);

WHEREAS, RealBiz filed a lawsuit against Monaker for alleged monies owed on inter-company balances in the United States District Court Southern District of Florida, Case No. 0:16-cv-61017-FAM and Monaker filed an answer, affirmative defenses and a counterclaim (“Federal Lawsuit One”);

WHEREAS, RealBiz instructed AST, RealBiz’s stock transfer agent, to freeze Monaker’s account to prevent any future conversions of the Preferred Stock;

WHEREAS, Monaker instructed RealBiz and AST to transfer 833,300 shares of the Common Stock of RealBiz to Brian Bernardo/213996 Ontario Inc. and 1,399,960 shares of the Common Stock of RealBiz to Paul Schmidt/1500985 Ontario Ltd., John Markun, and Glenn Woolfrey (“Transfer Request”);

WHEREAS, Monaker filed a lawsuit against RealBiz and AST for damages and injunctive relief for failing to execute the Transfer Request at the instruction of RealBiz in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, Case No. CACE-16-019818 and RealBiz and AST filed an answer and affirmative defenses (“Broward Lawsuit”);

WHEREAS, RealBiz notified Monaker that the RealBiz board of directors voted to unilaterally terminate and cancel the Preferred Stock and Common Stock due to the issuance of shares in excess of the number of shares authorized by the Certificate of Amendment to the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of RealBiz Media Group, Inc. filed on October 14, 2014 with the State of Delaware, Secretary of State (“Certificate”);

WHEREAS, Monaker, in response, advised RealBiz that the Certificate contained a scrivener’s error concerning the conversion ratio;

WHEREAS, Monaker filed a lawsuit against RealBiz for damages and injunctive relief and against AST for declaratory relief for following the instruction of RealBiz to terminate and cancel the Preferred Stock and Common Stock in the United States District Court Southern District of Florida, Case No. 1:16-cv-24978-DLG and RealBiz and AST filed answers and affirmative defenses. (“Federal Lawsuit Two”);

WHEREAS, RealBiz and NestBuilder have entered into that certain Contribution and Spin-Off Agreement, dated as of October 27, 2017, between NestBuilder, RealBiz, Alex Aliksanyan, and Anshu Bhatnagar for purposes of Section 2.3 only (“Spin Off Agreement”) for the spin-off of RealBiz’s real estate division into NestBuilder and to allow for RealBiz to commence a new food distribution business called Verus Foods;

WHEREAS, Monaker does not object to the spin-off of RealBiz’s real estate division into NestBuilder and allowing RealBiz to commence a new food distribution business called Verus Foods;

WHEREAS, RealBiz has acknowledged and agreed that all shareholders of the spun-off real estate division of RealBiz shall be the same shareholders of the new entity, NestBuilder;

WHEREAS, Monaker filed a lawsuit against RealBiz in the Court of Chancery of the State of Delaware, Case No. 2017-189 for the inspection of RealBiz’s books and records (“Delaware Lawsuit”);

WHEREAS, Monaker filed a lawsuit against certain prior and current directors of RealBiz (Alex Aliksanyan, Thomas Grbelja, Keith White, Warren Kettlewell, and Anshu Bhatnagar) and AST in the Court of Chancery of the State of Delaware, Case No. 2017-0351 for damages for breach of fiduciary duties and against AST for aiding and abetting those breaches (“Directors’ Lawsuit”);

WHEREAS, RealBiz has issued 268,463,516 shares of common stock, 100,000 shares of Series A preferred stock convertible into 5,000 shares of common stock, and 160,000 shares of Series C preferred stock convertible into 16,000,000 shares of common stock totaling 284,458,516 shares of common stock on a fully-diluted basis as of December 15, 2017 (“Issued Shares”); and

WHEREAS, the parties wish to enter into a global settlement of their claims and resolve all matters that could be alleged between them.

NOW, THEREFORE, in consideration of the promises, agreements, covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Recitals - The above whereas clauses of this Agreement are incorporated into this Agreement by this reference.

2.            Agreements

(a)	Upon the Effective Date, Monaker shall pay NestBuilder $100,000 by delivering the proceeds in trust to RealBiz’s counsel in Federal Lawsuit One, Brian M. Torres of Brian M. Torres, P.A.;

(b)	Upon the Effective Date, Monaker shall instruct AST to issue 13,000 shares of Monaker common stock (restricted with a 6-month hold period) to NestBuilder and to issue an additional 7,000 shares of Monaker common stock (restricted with a 6-month hold period) to an individual or entity designated by RealBiz through its counsel of record, Cody German of Cole Scott & Kissane, P.A.;

(c)	Upon the Effective Date, RealBiz shall reinstate the 44,470,101 shares of Series A Convertible Preferred Stock and ratify all rights under the Certificate, as reformed and amended herein;

(d)	Upon the Effective Date, RealBiz shall instruct AST to reinstate and AST shall reinstate the Common Stock;

(e)	After the Common Stock is reinstated, RealBiz shall instruct AST to honor and AST shall honor the Transfer Request for the 2,233,260 shares of RealBiz common stock from the Common Stock and the balance of the Common Stock shall be transferred to NestBuilder, and within five (5) days of the Common Stock being reinstated, NestBuilder shall transfer ownership of 1,665,326 shares of RealBiz Common stock to an individual or entity designated by RealBiz through its counsel of record, Cody German of Cole Scott & Kissane, P.A.;

(f)	Upon the Effective Date, RealBiz agrees that it is bound by the Certificate, as reformed and amended herein;

(g)	The Certificate shall be amended by filing a Certificate of Amendment to the Certificate to (i) correct the scrivener’s error to reflect that each share of Series A Convertible Preferred Stock shall be convertible into 1 share of RealBiz’s common stock, (ii) reflect the removal of any dividend obligations therein which were previously released by Monaker, (iii) provide for an anti-dilution provision in favor of Monaker upon the issuance of any shares of RealBiz common stock or preferred stock or convertible debt which is convertible into shares of RealBiz’s common stock at a price per share below $0.05 after December 15, 2017 and (iv) provide for additional voting rights for Monaker upon the same terms and conditions as set forth in Section 2(j) hereof, irrespective of whether RealBiz issues shares as required pursuant to Section 2(j) hereof;

(h)	Upon the Effective Date or as soon as NestBuilder is authorized to distribute stock pursuant to the Spin Off Agreement, NestBuilder shall promptly issue to Monaker 44,470,101 shares of NestBuilder common stock (which Monaker is entitled to in connection with the Distribution (as defined in the Spin Off Agreement and incorporated herein by reference) if Monaker had converted all of its Preferred Stock into RealBiz common stock immediately prior to the Distribution). In the event the Distribution that is finalized for all RealBiz preferred shareholders exceeds the ratio of one (1) preferred share in RealBiz into one (1) common share in NestBuilder, Monaker shall be entitled to no less than such additional consideration or compensation as is granted to preferred shareholders when the Distribution is finalized; provided, however, in no event shall Monaker be entitled to duplicate its rights and entitlements under this Agreement and the Certificate, as amended.

(i)	In the event NestBuilder does not cause a Distribution to occur but determines to liquidate the assets and liabilities of NestBuilder as set forth in the Spin Off Agreement, then Monaker shall be entitled to its liquidation preference as provided for in the Certificate.

(j)	Upon the Effective Date, RealBiz agrees that pursuant to the Certificate, as amended, RealBiz shall issue additional shares of its common stock to Monaker such that Monaker shall maintain the same percentage of ownership in RealBiz as equal to the total number Issued Shares, plus shares owned by Monaker, plus an additional 95,000 shares of RealBiz common stock in connection with the reformation of the Certificate applying to the issued Series A Preferred Stock prior to the Effective Date, plus the Common Stock as the denominator in the calculation. Accordingly, Monaker presently owns 13.10% (44,470,101/(284,458,516 + 44,470,101 + 95,000 + 10,559,890)) of RealBiz common stock and if RealBiz issues shares of common stock or preferred stock with conversion rights resulting in shares of common stock priced below $0.05 per share after December 15, 2017, RealBiz shall then issue additional shares of RealBiz common stock within five (5) business days to Monaker for Monaker to maintain the same 13.10% ownership in RealBiz as existed prior to issuing additional shares, excluding any shares which may have been issued at or above $0.05 per share and including same in the denominator in the calculation for determining Monaker’s ownership percentage.
(k)	Within three (3) business days after the Effective Date, AST and Monaker shall enter into AST’s standard services agreement for reverse split exchanges (“Reverse Split Agreement”) and AST agrees to waive its standard termination fee and to cap its fees for services under the Reverse Split Agreement at $10,000.00 for Monaker.

3.            Dismissal of Lawsuits

(a)	In connection with the execution of this Agreement, and no later than five (5) business days following the receipt by RealBiz of the consideration referenced in Section 2(a) and following the instructions given to AST in 2(b) above, RealBiz, through its counsel, shall file a Joint Stipulation of Dismissal with Prejudice and submit an agreed order granting and approving same in Federal Lawsuit One to effectuate a dismissal of all claims between the parties with prejudice, with each party bearing their own costs and expenses, including, but not limited to, attorneys’ fees, except RealBiz shall pay for AST’s legal fees in connection with Federal Lawsuit One, Federal Lawsuit Two and Broward Lawsuit vis-a-vis their indemnity obligations.

(b)	In connection with the execution of this Agreement, and no later than five (5) business days following confirmation by Monaker of the consideration referenced in Sections 2(c) thru 2(k) above, Monaker, through its counsel, shall file a Joint Stipulation of Dismissal with Prejudice and submit an agreed order granting and approving same in Federal Lawsuit Two to effectuate a dismissal of all claims between the parties with prejudice, with each party bearing their own costs and expenses, including but not limited to, attorneys’ fees; provided that, the United States District Court Southern District of Florida shall reserve the right to enforce the terms of this Agreement. NestBuilder, as a non-party to Federal Lawsuit Two, hereby waives any objections to venue and to personal jurisdiction in any such enforcement action.

(c)	In connection with the execution of this Agreement, and no later than five (5) business days following confirmation by Monaker of the consideration referenced in Sections 2(c) thru 2(k) above, Monaker, through its counsel, shall file a Joint Stipulation of Dismissal with Prejudice and submit an agreed order granting and approving same in Broward Lawsuit to effectuate a dismissal of all claims between the parties with prejudice, and with each party bearing their own costs and expenses, including but not limited to attorneys’ fees.

(d)	In connection with the execution of this Agreement, and no later than ten (10) business days following confirmation by Monaker of the consideration referenced in Sections 2(c) thru 2(k) above, Monaker, through its counsel, shall file a Joint Stipulation of Dismissal with Prejudice and submit an agreed order granting and approving same in Delaware Lawsuit and Directors’ Lawsuit to effectuate a dismissal of all claims with prejudice, and with each party bearing their own costs and expenses, including but not limited to, attorneys’ fees.

4.            Certificate. The Certificate, a copy of which is attached hereto as Exhibit “1” and incorporated herein by reference, is hereby ratified by RealBiz as a legally binding and enforceable contract with Monaker concerning Monaker’s preferred rights therein, as amended pursuant to Section 2(g) hereof, and RealBiz acknowledges and agrees to be bound by the terms therein, as amended herein.

5.            Representations and Warranties. Each party herein represents and warrants to the other that it is aware of no other party having an interest in, nor has it assigned, hypothecated or otherwise transferred any interest in the claim or claims which are the subject of this Agreement, and, other than AST, each party hereby agrees to indemnify and hold harmless the other party from any liability, claims, demands, obligations, damages, costs, expenses and attorney’s fees as a result of anyone asserting such interest, assignment, hypothecation or transfer. Each signatory additionally warrants that she/he is authorized to enter into and execute this Agreement on behalf of the party whom she/he is signing. AST is not required to indemnify any party to this Agreement, and AST does not waive any contractual indemnity rights or obligations that may be owed to AST by other parties to this Agreement.

6.            RealBiz Release. RealBiz hereby forever releases, remises and discharges Monaker and AST and their respective employees, officers, directors and affiliates of and from any and all claims, sanctions, damages, demands, suits, debts, actions or causes of action of any kind relating to Federal Lawsuit One, Federal Lawsuit Two, Broward Lawsuit, Delaware Lawsuit, Directors’ Lawsuit or any other matter between the parties to this Release that arose or conceivably existed at any point before and including the date of this Agreement; however, nothing in this Release shall discharge, apply to, or impact the parties’ rights to honor their obligations specifically set forth under this Agreement.

7.            Monaker Release. Monaker hereby forever releases, remises and discharges RealBiz and all of the individually named directors in the Directors’ Lawsuit, NestBuilder and AST and their respective employees, officers, directors and affiliates of and from any and all claims, sanctions, damages, demands, suits, debts, actions or causes of action of any kind relating to Federal Lawsuit One, Federal Lawsuit Two, Broward Lawsuit, Delaware Lawsuit, Directors’ Lawsuit or any other matter between the parties to this Release that arose or conceivably existed at any point before and including the date of this Agreement; however, nothing in this Release shall discharge, apply to, or impact the parties’ rights to honor their obligations specifically set forth under this Agreement.

8.            AST Release. AST hereby forever releases, remises and discharges RealBiz and Monaker and their respective employees, officers or directors and affiliates of and from any and all claims, sanctions, damages, demands, suits, debts, actions or causes of action of any kind relating in any manner to Federal Lawsuit One, Federal Lawsuit Two, Broward Lawsuit, Delaware Lawsuit, Directors’ Lawsuit or any other matter between the parties to this Release that arose or conceivably existed at any point in time before and including the date of this Agreement; however, nothing in this Release shall discharge, apply to, or impact the parties’ rights to honor their obligations specifically set forth under this Agreement.

9.            NestBuilder Release. NestBuilder hereby forever releases, remises and discharges Monaker and AST and their respective employees, officers or directors and affiliates and from any and all claims, sanctions, damages, demands, suits, debts, actions or causes of action of any kind relating to Federal Lawsuit One, Federal Lawsuit Two, Broward Lawsuit, Delaware Lawsuit, Directors’ Lawsuit or any other matter between the parties to this Release that arose or conceivably existed at any point before the date of this Agreement; however, nothing in this Release shall discharge, apply to, or impact the parties’ rights to honor their obligations specifically set forth under this Agreement.

10.          Construction of Agreement. All parties are sophisticated parties, and this Agreement shall not be construed in favor of or against any party merely because that party or its attorney drafted any portion of this Agreement.

11.          No Admission of Liability. The settlement evidenced by this Agreement is not an admission of liability or wrongdoing or noncompliance with any federal, state, city or local rule, ordinance, statute, contract, public policy or any unlawful conduct or breach of any duty whatsoever by any party. This is a compromise settlement of a dispute.

12.          Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of each of the parties hereto.

13.          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties pertaining to the matters addressed herein, and supersedes any prior agreements between them. None of the parties, nor anyone acting on its behalf, has made any representations, statements, or opinions to induce the execution of this Agreement other than as expressly set forth in this Agreement.

14.          Amendments; Waivers. Any term of this Agreement may be amended, and the performance or observance by a party of any term of this Agreement or the continuance of any default may be waived (either generally or in a particular instance and either retroactively or prospectively) with – but only with – the written consent of all parties. This Agreement cannot be changed or terminated orally or through any course of conduct. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. The failure of any party to enforce any term, provision, condition, or obligation of this Agreement shall not be, or be construed as, a waiver thereof, nor shall any custom or practice that may develop between the parties in the course of administering this Agreement be construed to waive or to lessen the right to insist upon the strict performance of any term, provision, or condition hereof, or to exercise any rights. No notice to or demand upon any party shall entitle such party to other or further notice or demand in similar or other circumstances.

15.          Agreement to Cooperate. Each of the parties hereto agree that they will execute and deliver all such documents and instruments as may be necessary and appropriate to effectuate the terms hereof.

16.          Attorney’s Fees. Each party will bear its own fees and costs in relation to the disputes referenced herein, and in connection with the negotiation and execution of this Agreement. However, except as it relates to AST for which RealBiz shall remain responsible for any fees under this provision vis-a-vis their indemnity obligations, if any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled from the non-prevailing party or parties.

17.          Attorney Representation. All parties hereto acknowledge that they have each been represented by independent counsel of their own choice throughout all of the negotiations which preceded and resulted in the execution of this Agreement.

18.          Construction. The singular includes the plural, and the plural includes the singular. Pronouns stated in the masculine, feminine or neuter genders shall include each of the masculine, feminine, and neuter genders. Captions or headings are inserted for convenience, reference, and identification purposes only, and shall not control, define, limit, or otherwise materially affect the interpretation of this Agreement.

19.          Applicable Law. As it relates solely to AST, this Agreement shall be construed under the laws of the State of New York, without regard to choice of laws principles.

20.          Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received only when personally delivered or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service, addressed as set forth below:

If to the Monaker –

Monaker Group, Inc.

Attention: William Kerby, Chairman and CEO

2690 Weston Road, Suite 200

Weston, Florida 33331

With copy to:

Jose A. Loredo, Esquire

Carlton Fields Jorden Burt, P.A.

Miami Tower | Suite 4200

100 S.E. Second Street

Miami, FL 33131

If to RealBiz –

RealBiz Media Group, Inc.

Attention: Anshu Bhatnagar, President

9841 Washingtonian Boulevard, #390

Gaithersburg, MD 20850

With copy to:

John Cody German, Esq.

COLE SCOTT KISSANE, P.A.

9150 South Dadeland Boulevard, Suite 1400

Miami, FL 33156

and

Brian M. Torres, Esq.

BRIAN M. TORRES, P.A.

One SE Third Avenue, Suite 3000

Miami, FL 33131

If to AST –

American Stock Transfer & Trust Company, LLC

Attention: Erica Goodstein, Esq. or

Paul Kim, Esq., Assistant General Counsel

48 Wall Street, 21st Floor

New York, New York 10005

With copy to:

John Cody German, Esq.

COLE SCOTT KISSANE, P.A.

9150 South Dadeland Boulevard, Suite 1400

Miami, FL 33156

If to NestBuilder –

NestBuilder.com Corp.

Attention: Alex Aliksanyan, President

150 Central Park South, Suite 604

New York, NY 10019

21.          Counterparts. This Agreement may be executed in one or more counterparts or by facsimile or electronic mail, and each such counterpart will be considered an original and all of them will constitute one instrument.

22.          Time, of the Essence. Time is of the essence of this Agreement and of the performance of its terms.

The parties have caused this Agreement to be executed by their authorized representatives set forth below.

Monaker Group, Inc.

/s/ William Kerby
By:	William Kerby
Its:	Chairman and CEO

Date:	December 22, 2017

RealBiz Media Group, Inc.

/s/ Alex Aliksanyan
By:	Alex Aliksanyan
Its:	Authorized Agent

Date:	December 22, 2017

American Stock Transfer & Trust Company, LLC

/s/ M. Asher F. Richelli
By:	M. Asher F. Richelli
Its:	Chief Legal Officer

Date:	December 21, 2017

NestBuilder.com. Corp

/s/ Alex Aliksanyan
By:	Alex Aliksanyan
Its:	President

Date:	December 22, 2017

EXHIBIT 1

Certificate of Amendment to the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of RealBiz Media Group, Inc. filed October 14, 2014 with the State of Delaware, Secretary of State